Exhibit 99.1

GAIAM TO DIVEST ITS ENTERTAINMENT MEDIA DISTRIBUTION BUSINESS IN SALE TO CINEDIGM CORP.

FOR $51.5 MILLION PLUS A NET WORKING CAPITAL ADJUSTMENT

BOULDER, CO, October 17, 2013 — Gaiam, Inc. (NASDAQ: GAIA) (“the Company”), a lifestyle media company, today announced that it has entered into a definitive agreement to sell its non-branded entertainment media distribution business (“GVE”) to Cinedigm Corp. (NASDAQ: CIDM) for $51.5 million. The sale price also includes an adjustment for closing net working capital that is expected to total approximately $5 million to $7 million in additional cash consideration. The transaction is expected to be consummated next week, subject to the satisfaction of customary closing conditions. The Company is retaining all its Gaiam branded media business.

Following the consummation of the transaction, Gaiam will focus on its two core businesses, the Company’s branded health and wellness business, including Gaiam branded fitness media content and products, which have a presence in over 40,000 retail doors, as well as the Company’s branded e-commerce platform, and on Gaiam TV, the Company’s streaming video subscription business. Gaiam TV currently provides over 5,000 exclusive video titles, including films, documentaries and original programming dedicated to conscious media, personal growth, and spirituality, and has the world’s largest online library of yoga, fitness, and wellness videos. Gaiam continues to be the leader in U.S. health and wellness media with an approximate 40% market share over the twelve month period ended September 30, 2013.

Gaiam intends to utilize the proceeds from the transaction to fully pay down the outstanding borrowings under its existing credit facility, which are estimated to be approximately $10 million net of related cash inflows between the transaction signing and consummation dates, and to pursue organic and potential acquisition growth initiatives for the Company’s core businesses. The Company does not expect to pay taxes on the sale, as it intends to utilize a portion of its net operating loss carry forwards to fully offset any income tax gain.

Lynn Powers, Chief Executive Officer of Gaiam, commented, “Monetizing the value of our non-branded entertainment media distribution business reflects our strategic emphasis on pursuing growth in our core health and wellness and Gaiam TV businesses. Since combining Vivendi Entertainment with our existing entertainment media distribution operations in March 2012, we have achieved our goal of growing GVE to become the leading independent - and second largest overall - distributor of non-theatrical content in the U.S. by bringing added scale and operational synergies to the business, making GVE a more unique, valuable and attractive asset. The value we are realizing from this transaction represents a good return for our shareholders and further strengthens our balance sheet and financial flexibility. Our strong financial profile and targeted business focus favorably positions the Company to invest its management and financial resources to achieve growth both organically and through acquisitions within our core operations.”

In relation to the sale of GVE to Cinedigm, Ms. Powers, commented, “Gaiam’s entertainment media distribution business has a talented group of individuals and excellent leadership. The combination of this team and these entertainment assets under the existing Cinedigm brand and media distribution operations makes an excellent strategic fit and provides a solid platform for Cinedigm to continue growing its business and realize value from the increased scale.”

Berenson & Company served as a financial advisor to Gaiam in connection with the transaction.

The Company will provide more detail about this transaction during its earnings release call scheduled for November 7, 2013 at 4:30 p.m. ET.

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that following this transaction will consist of over 40,000 retail doors, 15,000 store within stores, 6,000 category management locations, and e-commerce and digital subscription platforms, Gaiam is dedicated to providing solutions for healthy and eco-conscious living and personal transformation. The Company dominates the health and wellness category and owns the largest library of conscious media. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

CONTACT:
Steve Thomas	Joseph N. Jaffoni, Richard Land, Norberto Aja
Chief Financial Officer	JCIR
Gaiam, Inc.	(212) 835-8500
(303) 222-3782	gaia@jcir.com
Steve.thomas@gaiam.com